UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Media General, Inc.

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VOTE THE WHITE PROXY CARD TODAY

April 14, 2008

Dear Fellow Stockholder:

Our Annual Meeting is rapidly approaching, and I’d like to update you on where things stand regarding the Harbinger hedge fund’s attempt to replace three of our Directors with its own far-less-qualified candidates.

Recent events have confirmed Harbinger’s short-sighted and, we believe, harmful so-called “prescription” for Media General.

It is important that the Harbinger hedge fund be turned back. If you haven’t voted yet for the Company’s nominees or if, after reading this letter, you would like to change an earlier vote, including any previous vote you may have submitted to “withhold” your vote from the Harbinger nominees, I urge you to do that today using our telephone or Internet voting procedures or, if you prefer, by returning the enclosed WHITE proxy card.

Recent Events Confirm Harbinger’s

Harmful, Short-Term Focus

Background on Harbinger

When we mailed our Annual Report and Proxy Statement to you on March 19th, we had not yet heard what Harbinger thought Media General should be doing differently, and Harbinger had not yet distributed its own proxy statement. You may recall that as of March 19th there also was a long-standing invitation from us for a Harbinger representative to visit Richmond and learn first-hand – however belatedly – about our operations and business strategies.

As you already know, Harbinger didn’t talk to us before it began accumulating Media General stock last June. Although we repeatedly reached out to it, Harbinger also didn’t return our calls or respond in any manner at all. Instead, mostly by using complicated “swap” techniques not disclosed until December, Harbinger accumulated a 21.4% economic stake in our Class A stock.

Unfortunately for Harbinger, after it had made this big bet on our stock, the value of that stock (like that of virtually all our industry peers) continued to fall as the subprime mortgage crisis took hold, especially in Florida. I’ll note in passing that it’s odd Harbinger didn’t appreciate the impact of the subprime crisis on newspapers, television stations and many Internet companies – because it certainly was aware of, and profited handsomely from, those impacts in other sectors of the economy.

Harbinger’s Visit and What Its Proposed Actions Tell Us About Them

Harbinger finally did visit us in Richmond in late March, but it clearly didn’t come to listen and learn. Instead, at an investor forum in New York held on April 1st, it proposed that Media General consider a number of actions which were noteworthy, not for their insight and value, but for their lack of understanding of our industry and Company, and for the short-term focus they revealed. Harbinger proposed, among other things, that we consider exiting the Tampa market, although it has historically been our largest source of revenues and profits. It proposed that we consider cutting our dividend. And it proposed that we sell two promising online assets, Blockdot and DealTaker.

Harbinger’s April 1st presentation also told us at least two things about them.

First, like many hedge funds, Harbinger has a trader mentality: any asset that isn’t performing well right now should immediately be sold, even if the asset in question is of proven value, such as The Tampa Tribune. Harbinger clearly doesn’t recognize or understand the value of our long-term focus on markets.

We are, after all, a service company, one that looks for good local markets to serve and then does so with high-quality local news, information and entertainment – just as we say, and mean, in our Mission Statement. If a market moves or changes over time, we change with it, modifying our approach and looking for new products and new niches to better meet the needs of that market’s customers and advertisers. We know that if we abandon a market, other information providers will fill the void. We cannot move into and out of markets and expect to maintain our leading-provider position.

Second, we think Harbinger’s prescriptions tell us important things about its nominees. Harbinger touts the “perspective and experience” of its three candidates (erroneously, we think; more on that below), and, since Harbinger itself has no background in our industry, it’s fair to conclude that it has derived at least some of its prescriptions from those nominees.

But if Harbinger’s nominees were even marginally qualified for seats on our Board, they’d understand that, as audience aggregators, we need a full array of tools – that is, multiple platforms – to provide consumers with local news, information and entertainment as, how, when and where they want. In short, Harbinger’s nominees would understand that the days of “appointments” with media are long past; they would know, as we do, that the customer is in charge. That requires us to provide multiple pathways for the delivery of our local content.

Harbinger’s nominees also should have understood by now that Internet audiences can be fickle. In this respect, having quality local information is key – that is, audience retention improves when consumers recognize that the Media General platforms in their communities consistently provide timely, objective and useful local information. It also helps to have solid information brands and interesting and engaging user-generated content. That’s why we work so hard on those things.

Importantly, we’ve also said we’re working on building a differentiating sense of community for our Web products. We learned about this early-on with our Boxerjam games, and we then saw how advertisers value the types of customized Internet games that our Blockdot subsidiary produces for scores of large consumer marketing companies. Those companies are paying us to create a sense of community for their products. It’s a high-margin business, but the reason it exists is that consumer loyalty makes a huge difference on the Web. Just think of Google.

We’ve seen that same differentiating sense of community among the users of DealTaker, a small company we acquired at the end of March. We believe that, particularly as we translate the DealTaker service to the local level, it will help us create the same top-of-mind recollection that consumer marketing companies are just now figuring out – sometimes, with the help of our branded entertainment business, Blockdot, on the Web. We believe that establishing a lifelong bond with consumers can help us differentiate Media General’s products and distinguish us increasingly as successful audience aggregators in our local communities.

But you’ve seen that, just as Harbinger wants us to consider selling some – or all – of our Tampa platforms, Harbinger and its nominees want us to sell Blockdot and DealTaker. Prescriptions like that disclose Harbinger’s fundamental failure to understand our most basic business strategies. The Harbinger policies would destroy the value we’ve built into Media General, and would significantly impair our ability to serve our markets, quickly costing us our leading-provider position.

Clearly, Harbinger has never taken the time to understand Media General. Why, then, is it doing this? We’ve asked, of course, but Harbinger won’t tell us. We suspect Harbinger’s frustration over its own poor investment timing has been translated into a claim that it must be our fault – there must be something fundamentally wrong with Media General. The reality is: not so.

Please Reject the Harbinger Nominees

In this context, and especially with Harbinger’s indefensible lack of communication and its demonstrated short-term focus, it comes as no surprise that Harbinger’s nominees also are neither well-suited nor well-qualified for our Board.

J. Daniel Sullivan

You may have seen that Harbinger claims Mr. Sullivan created significant shareholder value “in his last three positions as CEO.” Unfortunately, Harbinger’s math doesn’t work, and neither does its description of Mr. Sullivan.

Mr. Sullivan hasn’t held “three positions as CEO.” According to our research, Mr. Sullivan has served as CEO of only two companies, both of which were sold on his watch. To make its claim true, Harbinger may be crediting to Mr. Sullivan the sale last month of Clear Channel’s television stations. But Mr. Sullivan worked at Clear Channel from 1988 to 1995, he was never the company’s CEO, and it hardly seems appropriate to ascribe to him sale proceeds realized 13 years after he left that company.

It’s important, as we’ve noted previously with respect to Mr. Sullivan, that stockholders be provided with an accurate picture of a candidate’s credentials. Harbinger, unfortunately, has misled you in several different ways in its evolving descriptions of Mr. Sullivan.

Eugene I. Davis

In our March 19th letter to stockholders, we observed that Mr. Davis is a professional director and currently serves on the boards of 12 public companies. We were wrong. According to our research, and aided by the Harbinger proxy statement, it appears that Mr. Davis already serves on the boards of 13 public companies. Media General would be his 14th.

Recognized corporate governance standards say that a nominee is “over-boarded” if he serves on the boards of more than six public companies. There’s obviously good reason for this. But by any standard, 14 is far too many. Neither Media General’s stockholders nor its Board would be well-served if Mr. Davis were to add our Company to his already long list.

F. Jack Liebau, Jr.

It is interesting that Harbinger says of Mr. Liebau that he “worked as a reporter and assistant to the publisher of the Los Angeles Times early in his career.” We note from Mr. Liebau’s resume that his employment with the Times occurred in the summers of 1980, 1981 and 1983 – when Mr. Liebau was in high school and college. Mr. Liebau subsequently followed newspaper companies as an investment manager and, somewhat before that, as an analyst. Particularly because the investment world is so competitive, we wonder why his firm’s website doesn’t specify anything about his clients, his performance or his professional results.

It additionally strikes us as quite a stretch for Harbinger to claim for its nominees, as it in fact does, “extensive knowledge of the newspaper sector.” For that, Harbinger apparently is crediting Mr. Liebau – because Messrs. Sullivan and Davis certainly have no newspaper experience.

If there were an actual understanding of newspapers by the Harbinger nominees, Harbinger would not have missed the importance of focusing on markets and the fundamental concept of audience aggregation. It seems fair to put it this way: building stockholder value at Media General requires a skill-set that’s different from what Mr. Liebau may have gained trading in and out of newspaper stocks.

The Right Choices for All Media General Stockholders

Harbinger would displace three of the Company’s highly experienced Directors with these three nominees. The Board of Directors and I believe this is not even a close call.

Walter E. Williams, Charles A. Davis and Rodney A. Smolla are, respectively, the Chairman of our Audit Committee; the Chairman of our Compensation Committee; and the Dean of the Law School of Washington and Lee University as well as a nationally known expert in the First Amendment, something we care deeply about. These are people of proven judgment, accomplishment and commitment. They understand and have helped craft our operating strategies. We believe they are the right choice for our stockholders.

Your Board of Directors is unanimously opposed to the Harbinger nominees. Messrs. Williams, Davis and Smolla are clearly far better prepared, and far more willing, to act in the best long-term interests of all Media General stockholders.

Please Vote Today

The choices are clear, and so are the voting procedures for our Annual Meeting.

•	Please DISCARD all GREEN proxy cards you may have received from Harbinger.

•

If you have not already done so, please vote today FOR the Company’s nominees. (You can call the toll-free number that’s listed on the Company’s WHITE proxy card, you can take advantage of the Internet voting procedures you’ll also find on our proxy card, or you can send back the WHITE card, marked FOR all of the Company’s nominees.)

One additional point: please do NOT vote to “withhold” on the Harbinger green proxy card. That only cancels any earlier vote you may have made FOR the Company’s nominees. If you’ve already returned a green proxy card, there is an easy way for you to change your vote. Return the enclosed WHITE proxy card, or call-in your vote FOR the Company’s nominees, or use the Internet voting procedure to vote FOR the Company’s nominees.

On behalf of the entire Board and management team, thank you for your continued support. With your help, we will make Media General a better, stronger company for all stockholders.

Sincerely,

Marshall N. Morton

VOTE THE WHITE PROXY CARD TODAY

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly mail your enclosed WHITE proxy card in the postage-paid envelope provided. Should you prefer, you may vote in person or may deliver your proxy by telephone or by the internet by following the instructions on your WHITE proxy card.

Media General’s Board of Directors strongly urges you not to sign any proxy cards sent to you by Harbinger. If you have previously signed a Harbinger proxy card, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

If you have any questions or need assistance in voting your shares, please call or contact our proxy solicitor, D.F. King & Co., Inc., which is assisting Media General, toll-free at (800) 487-4870 or by email at info@dfking.com.